                                                                    EXHIBIT 99.1

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 18, 2004 by and among ROBICO SHUTTERS, INC., a Florida corporation ("Robico"), EXPERT INSTALLATION SERVICE, INC., a Florida corporation ("Expert"), and OSCAR DIVEROLI and BONNIE DIVEROLI (the "Owners"), on the one hand, and WING INDUSTRIES, INC., a Texas corporation ("Buyer"), and ATRIUM COMPANIES, INC., a Delaware corporation ("Atrium"), on the other hand. Robico and Expert are referred to herein collectively as "Sellers" (each, individually, a "Seller") and Sellers and the Owners are referred to herein collectively as the "Selling Parties" (each, individually, a "Selling Party").

                                   WITNESSETH:

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets used in connection with the respective businesses of Sellers on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, each of the parties hereto hereby agrees as follows:

                             ARTICLE 1. DEFINITIONS

         1.1 "AAA" shall have the meaning assigned to such term in Section 11.4 hereof.

         1.2 "Accounts Receivable" shall mean all amounts owed to Sellers by their customers and others as of the Closing Date that are classified as "accounts receivable" in accordance with GAAP as consistently applied in the preparation of the Financial Statements.

         1.3 "Affiliate" shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, shall include the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the securities having voting power for the election of directors of such person or otherwise to direct or cause the direction of the management and policies of that person, including by ownership or control of more than fifty percent (50%) of the capital or profits interest of such entity, whether through the ownership of voting securities, by contract or otherwise.

         1.4 "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement dated as of the Closing Date by and among the parties hereto relating to the Assumed Agreements and the Assumed Liabilities, substantially in the form of Exhibit A hereto.

         1.5 "Assumed Agreements" shall mean those agreements, contracts, equipment leases, commitments and other written obligations listed on Schedule 1.5, together with all of the open purchase orders and sales contracts of Sellers issued or entered into in the ordinary course of business as of the Closing Date.

         1.6 "Assumed Liabilities" shall mean all liabilities and obligations of Sellers arising in the ordinary course of business of Sellers, other than the Excluded Liabilities (as defined in Section 1.32 hereof).

         1.7 "Bill of Sale" shall mean the Bill of Sale and Assignment dated as of the Closing Date evidencing the transfer of the Purchased Assets from Sellers to Buyer, substantially in the form of Exhibit B hereto.

         1.8 "Books and Records" shall mean all books and records, whether in physical, electronic or other media, related to the Business, the Purchased Assets or the employees of Sellers, including, without limitation, (i) financial books and records, (ii) mailing, distribution, customer and supplier lists,
(iii) records with respect to pricing, production, product development, sales volume, payment history, costs and legal, Tax and environmental and regulatory matters, (iv) employment records, and (v) records relating to Intellectual Property Rights.

         1.9 "Breaching Party" shall have the meaning assigned to such term in
Section 8.1(a) hereof.

         1.10 "Builder Contracts" shall mean all agreements and contracts between Sellers and any of their home builder customers, all of which Builder Contracts are listed on Schedule 1.10 hereto.

         1.11 "Business" shall mean the manufacture, fabrication, distribution and installation by any of the Sellers of storm shutters and/or any components of the foregoing.

         1.12 "Buy/Sell Agreements" shall have the meaning assigned to such term in Section 5.12 hereof.

         1.13 "Cash Adjustment" shall have the meaning assigned to such term in
Section 2.3(a) hereof.

         1.14 "Cash and Cash Equivalents" shall mean currency, certificates of deposit, commercial paper, money market mutual funds, repurchase agreements in respect of any of the foregoing, bank accounts and other similar investments.

         1.15 "Claim Notice" shall have the meaning assigned to such term in
Section 9.3(a) hereof.

         1.16 "Closing" shall mean the consummation of the transactions contemplated by this Agreement and the Related Agreements (the "Contemplated Transactions").

         1.17 "Closing Balance Sheet" shall have the meaning assigned to such term in Section 2.3(a) hereof.

         1.18 "Closing Date" shall mean the date on which the Closing actually takes place.

         1.19 "Closing Liabilities" shall mean (i) any and all debts, obligations or liabilities of the Selling Parties set forth in Schedule 5.20 hereof.

         1.20 "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

         1.21 "Confidential Information" shall mean all confidential information, know-how, inventions, designs, customer lists, processes, computer programs (including source code) and technical data and information.

         1.22 "Contemplated Transactions" shall have the meaning assigned to such term in Section 1.16 hereof.

         1.23 "Deductible" shall have the meaning assigned to such term in
Section 9.3(a) hereof.

         1.24 "Employment Agreement" shall have the meaning assigned to such term in Section 5.14 hereof.

         1.25 "Encumbrances" shall have the meaning assigned to such term in
Section 2.7 hereof.

         1.26 "Environmental and Safety Laws" means any and all federal, state and local laws (including but not limited to common law), statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations, or other binding requirement relating to pollution or protection of human health and the environment, worker health and safety, emissions, discharges, releases or threatened releases of any Hazardous Material (as defined in Section 1.37), or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material.

         1.27 "Environmental or Safety Claim" means any claim, demand, complaint, action, suit, proceeding, investigation or notice by any Person alleging potential liability arising out of, based on, or relating to Environmental and Safety Laws or the presence of any Hazardous Material at any location.

         1.28 "ERISA" shall have the meaning assigned to such term in Section 3.15(a) hereof.

         1.29 "Escrow Agent" shall mean Wells Fargo Bank Texas, N.A.

         1.30 "Escrow Agreement" shall have the meaning assigned to such term in
Section 2.2(a) hereof.

         1.31 "Excluded Assets" shall mean (i) all Cash and Cash Equivalents of Sellers as of 12:01 a.m. on the Closing Date and (ii) all tangible and intangible assets of Sellers set forth on Schedule 1.31.

         1.32 "Excluded Liabilities" shall mean (a) any liabilities or obligations relating to environmental conditions, known or unknown, existing on or prior to the Closing Date, at or on any real property or facility (including the Real Estate) used or owned at any time by Sellers or any of their Affiliates or any of their respective predecessors-in-interest; (b) any federal, state, local or foreign Taxes of any kind (including any cost, penalty, interest expense or fine related to any Tax deficiency) imposed by any taxing authority payable by, or attributable to, or imposed on or with respect to, any Selling Party or the Purchased Assets with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date (including but not limited to any contingent liability identified on Schedule 3.12(a)); (c) any indebtedness of any of the Selling Parties owed to any other Selling Party or to any Selling Party's management or employees; (d) any inter-company receivables and payables arising between or among any of the Selling Parties from the conduct of the Business prior to the Closing Date; (e) any indebtedness for borrowed money or any guarantee of indebtedness for borrowed money; (f) all liabilities and obligations arising out of or related to any litigation, arbitration or other proceeding pending or threatened against any of the Selling Parties or their Affiliates as of the Closing Date (including but not limited to those items identified on Schedules 3.14 and 3.18); (g) any liabilities of Sellers with respect to warranty or product liability claims related to products sold by Sellers prior to the Closing; (h) any liabilities or obligations of any of the Selling Parties in respect of any agreement, contract, lease or commitment other than the Assumed Agreements, (i) any capital lease obligations; (j) any liability or obligation under or related to any Plan, including any employee benefit plan, within the meaning of Section 3(3) of ERISA, which any of the Selling Parties or any of their ERISA Affiliates (as defined in Section 3.15(a) of this Agreement) has ever sponsored or to which any of them has ever contributed; (k) any deferred compensation; (l) any liability or obligation under the Worker Adjustment and Retraining Notification Act (or any similar state law) arising or related to any period prior to the Closing Date; (m) any liability for compensation, benefits, vacation pay in excess of $34,686, sick leave or severance pay (including any liabilities arising under that certain Executive Incentive Compensation Agreement, dated as of April 14, 2003, by and among Robico and Craig A. Russey, Donald Bronchick and Timothy Robinson), or any fines or penalties assessed by any governmental authority, that relates to services performed before the Closing by any employees of Sellers or other service providers for Sellers (including but not limited to any accrued bonuses, delivery charges or payroll); (n) any fees and/or expenses of the Selling Parties relating to the Contemplated Transactions (including but not limited to any obligation identified on Schedule 3.29); (o) any liabilities or obligations relating to the Excluded Assets or not arising out of the Business; (p) any outstanding and/or unpaid checks written by Sellers as of the Closing Date; (q) any liabilities or obligations for professional fees of Sellers (including but not limited to any audit, attorney or brokerage fees); and (r) any other debt or liabilities of Sellers not reflected in the Financial Statements or on a Schedule hereto.

         1.33 "Exhibits" shall mean the Exhibits to this Agreement.

         1.34 "Financial Statements" shall mean, collectively, (i) the audited consolidated balance sheets of the Sellers and related statements of earnings, retained earnings and cash flows at and for the fiscal years ended December 31, 2003, 2002 and 2001, together with the reports thereon by Sellers' independent certified public accountants, (ii) the unaudited consolidated balance sheets of the Sellers and related interim statements of earnings at and for the months ended January 31, February 29, March 31 and April 30, 2004; and (iii) all financial statements required to be delivered to Buyer pursuant to Section 3.5(b) hereof.

         1.35 "Fixed Assets" shall mean all leasehold improvements, machinery, equipment, auxiliary equipment, fixtures attached to or associated with the equipment or machinery, machine parts, shop tools and equipment, spare parts, supplies, office equipment, computers, furniture, furnishings, office supplies, sales and promotional materials and motor vehicles owned by any of the Selling Parties and used in connection with the conduct of the Business as currently conducted by the Selling Parties on the Closing Date or that, upon refurbishment, could be used in connection with the conduct of the Business, including but not limited to those listed on Schedule 1.35; provided, however, that Fixed Assets shall not include any Excluded Assets.

         1.36 "GAAP" shall mean United States generally accepted accounting principles, in effect from time to time, consistently applied.

         1.37 "Hazardous Material" means any material, substance or compound which is, or the emission, discharge, transport, storage, treatment or release of which is, regulated under Environmental and Safety Laws, whether constituting a useful product or otherwise, including without limitation any pollutant, contaminant, waste, hazardous waste, hazardous substance, toxic substance, hazardous material, extremely hazardous material, asbestos, polychlorinated biphenyl, petroleum, or any refined product, fraction, byproduct or constituent thereof.

         1.38 "Indemnified Losses" shall have the meaning assigned to such term in Section 9.1 hereof.

         1.39 "Indemnified Party" shall have the meaning assigned to such term in Section 9.3(a) hereof.

         1.40 "Indemnifying Party" shall have the meaning assigned to such term in Section 9.3(a) hereof.

         1.41 "Indemnity Cap" shall have the meaning assigned to such term in
Section 9.3(b) hereof.

         1.42 "Intellectual Property Assignment" shall have the meaning assigned to such term in Section 5.15 hereof.

         1.43 "Intellectual Property Rights" shall have the meaning assigned to such term in Section 3.25(a) hereof.

         1.44 "Inventory" shall mean all raw materials and supplies, work in process, finished goods, packaging and other manufacturing supplies owned by any of the Selling Parties as of the Closing Date that is used in connection with the Business and is classified as "inventory" in accordance with GAAP as applied in the preparation of the Financial Statements.

         1.45 "Knowledge" shall mean, (i) with respect to any Owner, the actual knowledge, after due inquiry, of such Owner, and (ii) with respect to any Seller, the actual knowledge, after due inquiry, of each of Oscar DiVeroli, Bonnie DiVeroli, Craig Russey, Don Bronchick, Tim Robinson and/or Cari McCormick.

         1.46 "Leased Real Estate" shall mean the real property described on
Schedule 3.11, together with the improvements thereon and the leasehold interests therein.

         1.47 "Material Adverse Effect" shall mean, individually or in the aggregate, a material adverse effect upon the business, operations, properties, assets, liabilities or financial condition of any Seller or the Business that results or could result in any damage, destruction or loss to the Business or adjustment to the Business's current earnings of $50,000 or more.

         1.48 "Minimum Required Contract Consents" shall have the meaning assigned to such term in Section 5.5 hereof.

         1.49 "Non-Breaching Party" shall have the meaning assigned to such term in Section 8.1(a) hereof.

         1.50 "Non-Compete Period" shall have the meaning assigned to such term in Section 10.2 hereof.

         1.51 "Outstanding Checks" shall have the meaning assigned to such term in Section 2.2(d) hereof.

         1.52 "Parent" shall mean Atrium Corporation, a Delaware corporation.

         1.53 "Parent Stock" shall mean the common stock, par value $.01 per share, of Parent.

         1.54 [Intentionally omitted.]

         1.55 "Permits" shall have the meaning assigned to such term in Section
3.17 hereof.

         1.56 "Person" shall mean any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, governmental body or other entity or body.

         1.57 "Plans" shall have the meaning assigned to such term in Section 3.15(a) hereof.

         1.58 "Purchased Assets" shall mean the Accounts Receivable, Assumed Agreements, Books and Records, Fixed Assets, Intellectual Property Rights, Inventory, any and all monies or damages awarded by any court, arbitrator or administrative body to Sellers in connection with the Business, all rights against third parties arising out of the Business (including any and all claims of Sellers (including all future claims) under any of the current insurance policies listed on Schedule 3.26), and all other assets (whether tangible or intangible) used in or arising out of the conduct of the Business as currently conducted by the Selling Parties, but excluding the Excluded Assets.

         1.59 "Purchase Price" shall have the meaning assigned to such term in
Section 2.2 hereof.

         1.60 "Related Agreements" means the agreements listed as Exhibits to this Agreement.

         1.61 "Release" means any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migrating or presence of any Hazardous Material in the environment.

         1.62 "Safety and Environmental Permits" shall have the meaning assigned to such term in Section 3.21(a) hereof.

         1.63 "Schedules" shall mean the Schedules to this Agreement, as referred to herein, that have been delivered to the parties and initialed or otherwise signed by the parties to confirm their receipt thereof.

         1.64 [Intentionally omitted.]

         1.65 "Tax Returns" means any return, report, statement, election, information return or other document (including any related or supporting information) filed or required to be filed with any governmental entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         1.66 "Tax" or "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, fines, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, estimated, deferred, excise, property, real property, sales, use, turnover, environmental, gross receipts, ad valorem, transfer, gains, profits, inventory, capital stock, license, payroll, employment, unemployment, social security, workers' compensation, stamp, value added and franchise taxes, required deposits, deductions, withholdings and customs duties, imposed by any governmental entity, together with any obligations under Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign Tax law) or any agreement or arrangement with any Person with respect to the liability for, or sharing of, Taxes, and including any liability as a successor or transferee, by contact or otherwise, in respect of Taxes.

         1.67 "Third Party Accounting Firm" shall have the meaning assigned to such term in Section 2.3(b) hereof.

         1.68 "Transaction Deadline Date" means July 1, 2004.

         1.69 "Transferee Employees" shall have the meaning assigned to such term in Section 7.12(a) hereof.

         1.70 "Warrants" shall have the meaning assigned to such term in Section
5.12 hereof.

         1.71 "Working Capital" means Inventory, Accounts Receivable and any other current assets of Sellers (other than Cash and Cash Equivalents or any other Excluded Assets), less any accounts payable and any other current liabilities (but without deduction for any Excluded Liabilities), as reflected on the Closing Balance Sheet and all as determined in accordance with GAAP.

                     ARTICLE 2. PURCHASE AND SALE OF ASSETS

         2.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers hereby agree to sell, convey, transfer and assign all of Sellers' right, title and interest in and to the Purchased Assets to Buyer and Buyer hereby agrees, in accordance with Section 2.2 hereof, to purchase the Purchased Assets.

         2.2 Purchase Price. The purchase price for the Purchased Assets shall be paid by Buyer as follows (the "Purchase Price"):

                  (a) On the date hereof, in order to secure the Selling Parties' obligations to indemnify Buyer and Atrium, if so required, pursuant to
Article 9 hereof, Buyer shall deliver or cause to be delivered to the Escrow Agent $1,300,000 in cash by wire transfer of immediately available funds, and such amounts shall be held by the Escrow Agent, subject to the terms and conditions of, and for the period set forth in, an Escrow Agreement substantially in the form of Exhibit C hereto (the "Escrow Agreement"); and

                  (b) On the date hereof, Buyer shall deliver or cause to be delivered to the Escrow Agent $10,365,314 in cash by wire transfer of immediately available funds, with such amounts being paid by the Escrow Agent on the Closing Date as set forth in Schedule A to the Escrow Agreement; and

                  (c) On the Closing Date, Parent shall, at the direction of Sellers and on behalf of Buyer, deliver or cause to be delivered to each of the Persons listed on Schedule 2.2(c) hereto a Warrant (as defined in Section 5.12 hereof) entitling each such

Person the right to purchase up to and including the number of shares of Parent Stock (based on a value of $1,000 per share) set forth opposite such Person's name on Schedule 2.2(c) hereto, at a per share price as set forth in such Warrants, which Warrants shall, in the aggregate, represent the right to purchase Parent Stock having an aggregate value of $300,000.

         2.3 Post-Closing Adjustment to the Purchase Price.

                  (a) Within sixty (60) days subsequent to the Closing Date, Buyer shall prepare in accordance with GAAP a consolidated balance sheet of the Business as of the close of business on the Closing Date (the "Closing Balance Sheet"). Upon completion of the Closing Balance Sheet, Buyer shall determine the post-closing cash adjustment (the "Cash Adjustment"), which Cash Adjustment shall be equal to the difference between the Working Capital of the Business as set forth on the Closing Balance Sheet and $1,850,000. If the Working Capital of the Business as set forth on the Closing Balance Sheet is less than $1,800,000, Sellers shall pay to Buyer an amount equal to the Cash Adjustment; provided, however, that up to the first $300,000 of such Cash Adjustment, if any, shall be paid to Buyer out of the escrow funds described in Section 2.2(a) hereof, with the remainder of the Cash Adjustment, if any, being paid to Buyer by Sellers. If the Working Capital of the Business as set forth on the Closing Balance Sheet is greater than $1,950,000, Buyer shall pay to Sellers an amount equal to the Cash Adjustment. Buyer shall promptly deliver to Sellers (i) a copy of the Closing Balance Sheet and (ii) a reasonably detailed calculation of the Cash Adjustment along with the basis for such calculations. If Sellers do not object to the amount of the Cash Adjustment within twenty (20) business days of receipt thereof, Sellers shall pay to Buyer, or Buyer shall pay to Sellers, as the case may be, no later than the fifth (5th) business day after the twentieth (20th) business day following receipt of the calculation of the Cash Adjustment an amount in cash equal to the Cash Adjustment, if any.

                  (b) If Sellers object to the Cash Adjustment, if any, they shall notify Buyer in writing within twenty (20) business days following receipt thereof, setting forth in specific detail the basis for their objection and their proposal for any adjustments to the Cash Adjustment. Buyer and Sellers shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within thirty (30) days following Buyer's receipt of written notice of Sellers' objection. If agreement is reached in writing within such period as to all proposed further adjustments, or that no adjustments are necessary, the parties shall make such adjustments, if any, and the Cash Adjustment shall be based thereon. If Buyer and Sellers are unable to reach agreement within thirty (30) days following Buyer's receipt of written notice of Sellers' objection, then a "Big-4" accounting firm as agreed upon by Buyer and Sellers (the "Third Party Accounting Firm") shall be engaged to review the proposed Cash Adjustment and, to the extent necessary, the Closing Balance Sheet, and such Third Party Accounting Firm shall make a determination as to the resolution of any adjustments necessary to cause the Cash Adjustment to have been properly prepared in accordance with this Agreement. All such resolutions shall relate only to such matters as are still in dispute and shall represent either agreement with the position taken by Buyer or Sellers or a compromise between such positions. The determination of the Third Party Accounting Firm shall be delivered as soon as practicable following selection of the Third Party Accounting Firm and shall be final, conclusive and binding upon the parties. Thereafter, Sellers shall pay to Buyer, or Buyer shall pay to Sellers, as the case may be, not later than five (5) days following the determination of adjustments by the Third Party Accounting Firm, an amount in cash equal to the Cash Adjustment, if any, as determined by the Third Party Accounting Firm. All fees and expenses of the Third Party Accounting Firm shall be borne pro rata by Buyer and Sellers in proportion to the allocation of the dollar amount of changes made by the Third Party Accounting Firm.

         2.4 Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay the Assumed Liabilities pursuant to the terms of the Assignment and Assumption Agreement.

         2.5 Excluded Liabilities. Neither Buyer nor Atrium shall assume or in any way be responsible for, and the Selling Parties shall remain solely responsible for, the Excluded Liabilities. The Selling Parties covenant and agree to cause, at no expense or cost to Buyer or Atrium, all Excluded Liabilities to be fully paid, discharged and satisfied as of the Closing Date or shall fully pay, discharge and satisfy such Excluded Liabilities when due and payable after the Closing Date, as applicable.

         2.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.6 hereto, which allocation among the Purchased Assets shall be in accordance with Section 1060 of the Code and the regulations promulgated thereunder and all applicable provisions of state, local and foreign law. Unless required by applicable law, no party hereto will, and each party will cause its respective Affiliates not to, take a position on any federal, state, local or foreign Tax Return (including any Asset Acquisition Statement required by Code Section 1060 (Form 8594 (or any successor form)) filed in connection therewith), before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the purchase price allocation described in this
Section 2.6.

         2.7 Closing. The Closing shall take place at the offices of Buyer, located at 3890 West Northwest Highway, Suite 500, Dallas, Texas 75220, on or about June 1, 2004, at 10:00 a.m., or at such other time and place as shall be mutually agreed upon by the parties (but in all events prior to the Transaction Deadline Date unless otherwise agreed to by the parties). Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall deliver the Purchased Assets to Buyer, free and clear of all claims, pledges, security interests, liens, charges and all other encumbrances of any kind (collectively, "Encumbrances"), other than the Assumed Liabilities.

         2.8 Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way affect the rights of Buyer or Sellers thereunder. Each of the Selling

Parties shall cooperate with Buyer in obtaining the benefits of such claims, contracts, licenses, leases, commitments, sales orders or purchase orders.

         2.9 Further Documents and Statements. Each of the parties hereto hereby agrees to execute and deliver, without further consideration, such documents and instruments in addition to those provided for herein as may be reasonably requested by any other party to effectuate the provisions hereof, whether at or after the Closing, including but not limited to such confirmatory conveyances and assignments as may be reasonably requested.

          ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

         Each of the Selling Parties, jointly and severally, represents and warrants to Buyer and Atrium as follows:

         3.1 Organization and Good Standing.

                  (a) Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                  (b) Each of the Sellers has full power and authority to own, lease and operate its properties and assets (including the Purchased Assets) and to carry on its business as presently conducted and is duly qualified and in good standing in each jurisdiction in which the character of properties owned or leased by it or the nature of its business requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Business of Sellers, which jurisdictions are set forth on Schedule 3.1.

         3.2 Due Authorization; Binding Obligation.

                  (a) Each of the Sellers has all requisite power and authority (corporate, partnership or otherwise) to enter into and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and has duly authorized the execution, delivery and performance of this Agreement and the Related Agreements by all necessary action, (corporate, partnership or otherwise).

                  (b) This Agreement and the Related Agreements have been duly and validly authorized, executed and delivered by each of the Selling Parties and constitute such Selling Parties' legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability is limited by (i) principles of equity that may restrict the availability of specific performance and other equitable remedies (whether such enforceability is considered in a proceeding in equity or at law) and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws applicable to creditors' rights generally.

         3.3 Governmental Approvals and Notices. The execution, delivery and performance of this Agreement and the Related Agreements by the Selling Parties, and consummation of the Contemplated Transactions, are not subject to the jurisdiction, approval, notification of or consent of any governmental, regulatory or administrative agency.

         3.4 Approvals and Notices Required; Conflict with Other Instruments. Except as described on Schedule 3.4, the execution, delivery and performance of this Agreement and the Related Agreements by the Selling Parties and consummation of the Contemplated Transactions will not (a) violate (with or without the giving of notice or the lapse of time or both) or require any consent or approval, filing or notice under and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of any of the Selling Parties under, any Seller's articles of incorporation or bylaws, or under any indenture, mortgage, deed of trust, lease, license agreement, contract, instrument or other agreement, or any law, statute, order, judgment or decree to which any Selling Party is a party or by which it or any of the Purchased Assets is subject or bound or (b) result in the creation of any Encumbrance upon any of the Purchased Assets, except where the violation, conflict, breach, termination, default or acceleration would not have a Material Adverse Effect or adversely affect the ability of the parties to consummate the Contemplated Transactions.

         3.5 Financial Condition.

                  (a) The audited Financial Statements, correct and complete copies of which are attached hereto as Schedule 3.5(a), were prepared in accordance with GAAP applied on a consistent basis, except as may be indicated in the notes thereto, and present fairly the financial position, results of operations, retained earnings and cash flows of each of the Sellers as of December 31, 2003, 2002 and 2001, and for the years then ended.

                  (b) The unaudited Financial Statements, correct and complete copies of which are attached hereto as Schedule 3.5(b), were prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the audited Financial Statements and present fairly (i) the financial condition, results of operations, retained earnings and cash flows of each of the Sellers as of and for the quarter ended March 31, 2004, and (ii) the financial condition and results of operations of each of the Sellers as of and for the months ended January 31, February 29, March 31 and April 30, 2004.

                  (c) Within fifteen (15) days following the end of each month ending subsequent to the date hereof and prior to the Closing Date, Sellers shall deliver to Buyer and Atrium correct and complete copies of the unaudited balance sheet of each of the Sellers as of the end of each such month and the related statements of earnings for each month then ended. The Financial Statements furnished to Buyer and Atrium after the date hereof pursuant to this
Section 3.5(c) will be (i) prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the audited Financial Statements except for the lack of footnotes and other presentation items, and (ii) subject to the foregoing, will present fairly the financial condition, results of operations, retained earnings and cash flows of each of the Sellers as of and for the month then ended.

                  (d) All Inventory of Sellers as set forth in the Financial Statements consisted of, and all such inventory as of the Closing Date will consist of, raw materials, supplies, work-in-process, goods in transit and finished goods of a quality and quantity usable or salable in the ordinary course of the Business. The value at which inventories were reflected in the Financial Statements was at the lower of cost or market value adjusted to conform to FIFO inventory valuation principles, all in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year cost.

                  (e) All Accounts Receivable of Sellers as set forth in the Financial Statements are, and all such Accounts Receivable which arise between the date hereof and the Closing Date will be, genuine, valid, binding and subsisting, having arisen or arising out of bona fide sales and deliveries of products or the performance of services in the ordinary course of the business consistent with past practice and, subject to reserves reflected in the Financial Statements, are collectible in the ordinary course of business, subject to no defenses, counterclaims or set-offs (other than in the ordinary course).

                  (f) Sellers have no indebtedness or capitalized lease obligations other than as described on Schedule 3.5(f).

         3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, since January 1, 2003, the Selling Parties have conducted the Business only in the ordinary course consistent with past practice, without extraordinary or unusual transactions, and none of the Sellers have:

                  (a) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any portion of such Seller's assets,

                  (b) suffered any change, event or condition that individually or in the aggregate has had (or could reasonably be expected to have) a Material Adverse Effect;

                  (c) sold, assigned or transferred any Intellectual Property Rights;

                  (d) suffered any damage, destruction or loss (whether or not covered by insurance) which, in the aggregate, exceeds $50,000;

                  (e) except for purchase orders or sales contracts issued or entered into in the ordinary course of business, borrowed any amount or incurred any obligations or liabilities of any kind, absolute, contingent or otherwise, whether due or to become due, which, in the aggregate, exceed $50,000 in value;

                  (f) made any unfunded or committed to make any unfunded capital expenditures in excess of $50,000;

                  (g) increased or changed the terms of the compensation or benefits payable or to become payable to any of its officers, directors, employees or agents, except increases in the ordinary course of business;

                  (h) made any change in the terms of any bonus, insurance, pension or other benefit plan for or with any of its officers, directors, employees or agents which increases amounts paid, payable or to become payable thereunder, other than in the ordinary course of business;

                  (i) entered into any employment or collective bargaining agreement with any individual, representative, labor organization and/or union;

                  (j) disposed of any assets, other than the disposal of inventory in the ordinary course of business, which, in the aggregate, exceed $50,000 in value;

                  (k) written down, written off, compromised or taken any steps to accelerate collection of, any of its accounts receivables;

                  (l) except for purchase orders and sales contracts issued or entered into in the ordinary course of business, entered into any contracts, leases or license agreements which, in the aggregate, exceed $25,000 in value;

                  (m) engaged in, or agreed to engage in, any transaction with any Affiliate;

                  (n) made any change in its accounting procedures or practices;

                  (o) made any changes from its past practice with respect to its credit criteria;

                  (p) made any distribution or transferred any assets to any other Selling Party or any Affiliate thereof; or

                  (q) since January 1, 2004, caused any "employment loss," as such term is defined in the Worker Adjustment and Retraining Notification Act.

         3.7 Title. Except as set forth on Schedule 3.7, Sellers have, and as of the Closing Date will have and will convey and transfer to Buyer, good and marketable title to the Purchased Assets, free and clear of all Encumbrances (other than the Assumed Liabilities). The Purchased Assets include all assets necessary to conduct the Business in the manner such Business was conducted by the Selling Parties as of and prior to the date hereof.

         3.8 "Foreign Person". None of the Sellers is a "foreign person" within the meaning of Code Section 1445(f)(3) and Treasury Regulation Section 1.1445-2(b)(2)(i).

         3.9 Fixed Assets. The Fixed Assets are, and as of the Closing Date will be, in good operating condition and repair and capable of continued operation in accordance with applicable permits, ordinary wear and tear excepted, subject to routine maintenance and repair in accordance with past practice.

         3.10 Books and Records. The Books and Records have been maintained in the ordinary course of business and reflect bona fide transactions.

         3.11 Leased Real Estate.

                  (a) Schedule 3.11 hereto sets forth a true, correct and complete list of all leased real property used by the Selling Parties in connection with the Business, together with a list of each lease, sublease, license or any other instrument under which any of the Selling Parties claims or holds a leasehold or other interest or right to the use thereof, and with respect to the leases, subleases, licenses and other instruments on Schedule 3.11, identifying which of those leases, subleases, licenses or other instruments, if any, require that a consent be obtained (from any lessors, guarantors or any other third parties) before a valid transfer of such leases, subleases, licenses or other instruments may be obtained, and identifying in each instance the party which is required to grant consent thereto, the location of the premises, the date and term of the agreement, the amount of the monthly rent and any additional material terms thereof. Such leases, subleases, licenses and other agreements are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, and, to the Knowledge of the Selling Parties, there is no default or event which with the giving of notice or passage of time, or both, would result in a default under such agreement. Prior to the date hereof, Sellers have delivered to Buyer true, correct and complete copies of all of the leases, subleases, licenses and other instruments set forth on Schedule 3.11 and any related agreements. The Selling Parties have paid in full or accrued all amounts due, and have satisfied in full or accrued all liabilities due and payable under such leases, subleases, licenses and other agreements. None of the Selling Parties is, and as of the Closing Date none of them will be, in default under any of such leases, subleases, licenses or other agreements, nor to the Knowledge of any of the Selling Parties, is any other party in default thereunder, and no facts or circumstances have occurred which, with the giving of notice or the passage of time or both, would constitute a default under any of such leases, subleases, licenses or other agreements.

                  (b) To the Knowledge of the Selling Parties, there are no pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions relating to any of the Leased Real Estate or other matters affecting materially and adversely the current use, occupancy or value thereof, or, to the Knowledge of the Sellers, any basis therefor.

                  (c) The buildings and improvements are located within the boundary lines of the Leased Real Estate, are not in violation of applicable setback requirements, zoning laws, and ordinances and do not encroach on any easement.

                  (d) All plants, facilities and structures used in the operation of the Business are suitable for the purposes used, are adequate and sufficient for all current operations of their respective businesses and, subject to ordinary wear and tear, are in good operating condition and repair.

                  (e) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties other than Sellers the right of use or occupancy of any portion of the Leased Real Estate.

                  (f) There are no parties other than Sellers in possession of the Leased Real Estate.

                  (g) Ingress and egress to and from the Leased Real Estate is provided over and across publicly dedicated paved streets, which are maintained by the local municipality and, to the Knowledge of the Selling Parties, there are no proposals to change such access roads adjoining or abutting the Leased Real Estate or to change the grade of such access roads.

                  (h) The Leased Real Estate is serviced by adequate water, sewer and utility service in connection with the current and anticipated use thereof.

                  (i) The Leased Real Estate and the improvements erected thereon are currently located in an area whose zoning classification permits the development, use and operation of the Leased Real Estate as currently used without special exception or permit, and none of the Selling Parties has received any notice of any proceeding to change adversely or down-zone the existing zoning classification as to any portion of the Leased Real Estate.

                  (j) The improvements to the Leased Real Estate have been constructed in material accordance with, and materially comply with, the requirements of all applicable laws, ordinances, regulations and orders, including without limitation applicable zoning, building and fire safety codes and all restrictive covenants, if any, and other easements, encumbrances or agreements affecting title to the Leased Real Estate, and no written outstanding notices of violation of any law, regulation, ordinance, order or requirement has been received by any of the Selling Parties. No portion of the Leased Real Estate is a designated historic property or subject to any laws, ordinances, regulations or orders which, in the event of total or partial casualty, would prevent the reconstruction of the improvements to the Leased Real Estate or the restoration of the current use of such improvements at the time of such casualty as a matter of right without special exception or permit.

                  (k) The Selling Parties have delivered to Buyer copies of all certificates of occupancy with respect to the Leased Real Estate.

                  (l) Other than the Leased Real Estate set forth on Schedule
3.11 hereto, there are no other real properties or facilities owned, leased or used by any of the Selling Parties in connection with the Business.

         3.12 Tax Matters.

                  (a) Except as set forth on Schedule 3.12(a), each of the Sellers has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it with all governmental entities, including, without limitation, all Tax Returns due on a quarterly basis, and all such Tax Returns which have been filed are accurate and complete in all material respects and were prepared in accordance with applicable law. No extension of time within which to file any Tax Return which has not been filed has been requested by or on behalf of any Seller.

                  (b) Each of the Sellers has timely paid (or there has been timely paid on its behalf) all Taxes required to be paid, withheld, or deducted, or for which such Seller is liable, whether or not such Taxes are shown (or required to be shown) on a Tax Return, including, without limitation, all quarterly or estimated payments and deposits. The Financial Statements reflect an adequate accrual or reserve (without regard to deferred Tax assets and liabilities) for all Taxes not yet due and payable.

                  (c) Each of the Sellers has delivered to, or made available for inspection by, Buyer and Atrium true, correct and complete copies of all Tax Returns, audit and examination reports, and statements of deficiencies filed by, assessed against or agreed to by or on behalf of such Seller for the past three
(3) years and will deliver to, or make available for inspection by (including providing notice to Buyer and Atrium of Seller's receipt thereof), Buyer and Atrium any such documents received on or before the Closing Date immediately upon receipt. None of the Selling Parties has received written notice of any deficiencies for any Taxes asserted or assessed against any Seller that remain unpaid. None of the Selling Parties has received any written notice that the Tax Returns of any Seller are currently being or may be audited or examined by the Internal Revenue Service or any other state, local or foreign governmental authority. No examinations, actions, suits or proceedings with respect to Taxes are pending or, to the Knowledge of any of the Selling Parties, threatened against any Seller. None of the Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (d) None of the Sellers is required to make any adjustments under Section 481 or 482 of the Code (or an analogous provision of the law of any other jurisdiction) due to a change in accounting method, related-party transaction or otherwise. Neither any Selling Party nor any Taxing authority has proposed or requested any such adjustment. None of the Selling Parties has received notice of a claim by any Taxing authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to Tax in such jurisdiction. None of the Sellers is nor has ever been a member of an "affiliated group" within the meaning of Section 1504(a)(1) of the Code (or affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes) with respect to any Tax filings. There are no Tax rulings, requests for rulings or closing agreements with any Taxing authority with respect to any of the Selling Parties.

                  (e) No Seller (i) is, or has ever been, a party to, bound by or subject to any Tax allocation or Tax sharing agreement (or similar agreement), or (ii) has any current or potential contractual obligation to indemnify any other Person with respect to Taxes. Schedule 3.12(e) sets forth a list of states, territories and jurisdictions (whether foreign or domestic) in which each Seller is required to file Tax Returns, including, without limitation, sales tax returns. There are no liens for Taxes upon any of the assets of any of the Sellers. No power of attorney with respect to any matter relating to Taxes of any Seller will be in effect after the Closing Date.

         3.13 Employment Agreements; Employee Handbooks. Except as set forth on
Schedule 3.13, none of the Sellers has any written or oral employment, consulting, severance, change-in-control, or similar agreements or commitments with employees of any such Seller. The Selling Parties have delivered to Buyer and Atrium copies of all employee handbooks applicable to employees of Sellers.

         3.14 Employment Matters. There are no collective bargaining agreements covering any employees of Sellers, nor is any Seller bargaining with, or subject to a duty to bargain with any labor organization. Except as set forth on
Schedule 3.14, there are no controversies pending, or to the Knowledge of the Selling Parties, threatened against any Seller involving its employees, former employees, job applicants, or any association or group of such persons, and, to the Knowledge of the Selling Parties, none of the Sellers has acted, or failed to act, in a manner that would provide a reasonable basis for such a controversy or charge of an unfair labor practice. Each of the Sellers has complied with all laws applicable to it relating to employment, including, without limitation, any provisions relating to employment discrimination, wages, hours, employee leave, unemployment insurance, workplace safety, collective bargaining and the payment of social security, employment, payroll and similar taxes. To the Knowledge of the Selling Parties, except as set forth on Schedule 3.14, there are no activities or proceedings of any labor union (or representatives thereof) to organize any employees of any Seller. None of the Sellers has experienced or, to the Knowledge of the Selling Parties, been threatened with any work stoppage. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by any Seller.

         3.15 Employee Benefit Plans.

                  (a) Except as listed and described on Schedule 3.15(a), neither any Seller nor any trade or business required to be aggregated with it under subsections (b), (c), (m) or (o) of Section 414 of the Code ("ERISA Affiliates") maintains or is obligated to contribute to (i) any "employee pension benefit plans" (the "Pension Plans"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), (ii) any "employee welfare benefit plans" (the "Welfare Plans"), as such term is defined in Section 3(1) of ERISA or (iii) any other bonus, deferred compensation, incentive compensation, insurance, stock purchase, stock option, severance or termination pay, educational assistance, vacation, sick pay, holiday pay or profit-sharing plan, program, agreement or arrangement (other than arrangements involving the payment of regular wages) for the benefit of any current or former employee, director or independent contractor of any Seller or any ERISA Affiliate (the "Non-ERISA Plans"). The Pension Plans, the Non-ERISA Plans, and the Welfare Plans are collectively referred to as the "Plans." Each of the Pension Plans on Schedule 3.15(a) that are intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and that the related trusts are exempt from tax under Section 501(a) of the Code, and none of the Selling Parties is aware of any fact or circumstance that would jeopardize the qualification of such Pension Plans. Except for amendments with respect to which the remedial amendment period under
Section 401(b) of the Code has not expired, the Plans comply in form and in operation with the requirements of the Internal Revenue Code, ERISA and any other applicable laws. None of the Sellers has any formal plan or commitment to create any additional Plan or modify or change any existing Plan that would result in a material increase in the cost of such Plan to any such Seller. None of the Pension Plans is subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, nor has any Seller or any ERISA Affiliate maintained or contributed to any such Plan or any plan of the type described in Sections 4063 and 4064 of ERISA or of the type described in Section 413 of the Code. None of the Plans is a "multiemployer plan" or a "multiple employer welfare arrangement" as defined respectively in Sections 3(37) and 3(40) of ERISA, nor has any Seller or any ERISA Affiliate been required to contribute to or had any obligation with respect to any such Plan within the five-year period ending on the Closing Date. Except for any Pension Plan, none of the benefits under any of the Plans is funded through a trust.

                  (b) With respect to each of the Plans, (i) the cost of any benefit arising prior to the Closing Date has been, or will be as of the Closing Date, paid or properly accrued by each Seller on the Books and Records, (ii) there are no actions, suits or claims pending or, to the Knowledge of the Selling Parties, threatened, other than routine claims for benefits, and (iii) there have been no "prohibited transactions"(as that term is defined in Section 406 of ERISA or Section 4975 of the Code).

                  (c) With respect to each Plan, the Selling Parties have furnished to Buyer and Atrium true, accurate and complete copies of (i) the most recent determination letter received from the IRS regarding any Plan; (ii) the three most recent Forms 5500 and financial statements for the Plans; (iii) a copy of each Plan (including all amendments thereto); (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan; (v) if the Plan is funded through a trust or any third party funding vehicle, such as an insurance contract, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to the Plans with respect to which any Seller may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) a copy of all material documents and correspondence relating to the Plans received from or provided to the Department of Labor or the IRS during the past three (3) years and any applicable tax determination letters.

                  (d) Neither any Seller nor, to the Knowledge of the Selling Parties, any of its directors, officers, employees or any "fiduciary," as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans that would subject Buyer or Sellers to liabilities in excess of $25,000.

                  (e) Except as set forth on Schedule 3.15(e), no employee of any Seller will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan as a result of the Contemplated Transactions, and none of the Sellers will have any obligation to make any payments that is not fully deductible due to Section 162(m) or 280G of the Code.

                  (f) All Persons who have at any time been classified as consultants, independent contractors or service providers to Sellers (collectively, the "Consultants") have been properly so classified and excluded from the classification as an employee in accordance with all applicable laws, including without limitation, ERISA and the Code and in accordance with the terms of each Plan. Schedule 3.15(f) lists all Persons who have provided services to any Seller for more than 500 hours in any 12-month period during the three-year period ending on the Closing Date in any capacity other than as a common-law employee.

                  (g) Except as described on Schedule 3.15(g), no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees upon retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under a Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the Books and Records of any Seller, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary)). The list of Plans on Schedule 3.15(a) discloses whether each Plan is insured. No Plan is subject to laws of a country or jurisdiction other than the United States.

         3.16 Non-Competition Agreements. Except as set forth on Schedule 3.16, none of the Selling Parties is a party to any agreement or other commitment imposing any restriction on the manner or in the geographic location in which any Seller conducts or may conduct its business or uses or may use its properties or assets in competition with any third party.

         3.17 Licenses and Permits. Each of the Sellers has all necessary licenses, permits, consents, authorizations and approvals from all appropriate governmental or quasi-governmental authorities required for the operation of the business of such Seller and the use and operation of any of the Leased Real Estate, except where the failure to have or obtain any such license, permit, consent, authorization or approval would not have a Material Adverse Effect or adversely affect the ability of the parties to consummate the Contemplated Transactions, and all such licenses, permits, consents, authorizations and approvals are listed on Schedule 3.17 (the "Permits"). Each of the Permits is validly issued, in good standing and in full force and effect.

         3.18 Legal Proceedings. Except as set forth on Schedule 3.18, (a) there is no litigation, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of the Selling Parties, threatened against (i) any Seller or any of the Purchased Assets; (ii) any other Selling Party that (x) could reasonably be expected to have a Material Adverse Effect on any Seller or the Business or (y) threatens or challenges the consummation of the Contemplated Transactions, and, to the Knowledge of the Selling Parties, there is no basis for any such action; (b) there are no actions pending or, to the Knowledge of the Selling Parties, threatened by any governmental or quasi-governmental agency with respect to compliance by any Seller with applicable laws, ordinances or regulations and, to the Knowledge of the Selling Parties, there is no basis for any such action; and (c) to the Knowledge of the Selling Parties, there is no outstanding execution, order, writ, injunction, judgment or decree of any court, government or governmental agency against any Selling Party or the Purchased Assets or to which any Selling Party or the Purchased Assets are subject.

         3.19 Utilities. Each Seller has available sufficient power, fuel oil, natural gas and water supplies and adequate sewage, waste disposal and air emission systems for the operation of its business and all such supplies and systems have been and are in material compliance with all federal, state and local environmental and other regulatory laws and regulations. To the Knowledge of the Selling Parties, all such supplies and systems, including utility services, will be available to Buyer and Atrium subsequent to the Closing.

         3.20 Compliance With Laws. Except as set forth on Schedule 3.20, each Seller and its respective properties and operations are and have, since their inception, been in compliance with all applicable federal, state, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards, decrees and other requirements of any governmental or quasi-governmental body, court or arbitrator, except failures to so comply that would not, individually or in the aggregate, result in an economic cost of $50,000 or more.

         3.21 Environmental Matters.

                  (a) Except as set forth on Schedule 3.21(a), none of the Sellers is nor has been in violation of or delinquent under, nor has it received any notice of any violation of or delinquency with respect to any applicable Environmental and Safety Laws. To the Knowledge of the Selling Parties, there are no circumstances or conditions existing at any owned or leased real property used by any Seller that could reasonably be expected to prevent or interfere with such compliance in the future. Except as set forth on Schedule 3.21(a), each of the Sellers has obtained all permits, authorizations or approvals required under applicable Environmental and Safety Laws (collectively, "Safety and Environmental Permits"), and all such Safety and Environmental Permits are valid and in good standing and transferable to Buyer as part of the Contemplated Transactions without consent of or notice to the governmental authority issuing the permit, authorization or approval.

                  (b) There is no Environmental or Safety Claim pending or, to the Knowledge of the Selling Parties, threatened against any Seller or relating to the Purchased Assets, or any owned or leased real property used by any Seller.

                  (c) To the Knowledge of the Selling Parties, there are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the Release, transportation, treatment, storage, recycling or reclamation of any Hazardous Material at any location, that could reasonably be expected to form the basis of any Environmental or Safety Claim against any Seller or relating to the Purchased Assets or any owned or leased real property used, or previously owned, operated or used, by any Selling Party in connection with the Business.

                  (d) None of the Sellers has, and, to the Knowledge of the Selling Parties, no other Person has, caused a Release of any Hazardous Material at, on, under, from or otherwise affecting the soil, surface water or groundwater at any owned or leased real property used, or previously owned, operated or used, by any Selling Party in connection with the Business.

                  (e) Except as disclosed on Schedule 3.21(e), to the Knowledge of the Selling Parties, there are no underground or above ground storage tanks located at any leased or owned real property used by any Seller, and none of the Selling Parties nor any Affiliate has installed, owned or operated any underground or above ground storage tanks at any such properties.

                  (f) Except as disclosed on Schedule 3.21(f), to the Knowledge of the Selling Parties, there are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the Release, transportation, treatment, storage, recycling or reclamation of any Hazardous Material, and or otherwise relating to any violation or alleged violation of law, that could reasonably be expected to form the basis for any Environmental or Safety Claim relating to any former properties, assets, operations or business, owned, operated, or conducted by any of the Selling Parties or any of their Affiliates or any of their predecessors in connection with the Business.

                  (g) The Selling Parties have provided Buyer and Atrium with copies of all surveys, reports, assessments, audits, evaluations, sampling results, or other documents relating to compliance with or violation or suspected violation of Environmental and Safety Laws, or to the handling, storage, transportation or Release of any Hazardous Material, prepared by, for or at the request of any Selling Party or in its possession and relating to any Seller, any Leased Real Estate, the Business or the Purchased Assets, or to any former properties, assets, operations or business of any Selling Party or any of its predecessors.

         3.22 Assumed Agreements. Except for purchase orders and sales contracts issued or executed in the ordinary course of business, the Assumed Agreements listed on Schedule 1.5 are all of the contracts and agreements that (i) are material to the Business of Sellers, (ii) involve performance of services or the delivery of goods or materials of an amount or value in excess of $25,000, (iii) involve expenditures or receipts in excess of $25,000, (iv) relate to any lease or agreement under which any Seller is a lessee or lessor of, or holds or operates, or permits any third party to hold or operate, any personal or real property for which the annual rental exceeds $25,000; (v) restrict a third party from competing with any Seller; (vi) relate to any representative or sales agency contracts or commitments to which any Seller is a party; or (vii) include any Affiliate as a party. The Selling Parties have delivered to Buyer and Atrium true and complete copies of all Assumed Agreements (and all amendments, waivers and other modifications thereto). Except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally, all of the Assumed Agreements are valid, in full force and effect, binding upon each Seller that is a party thereto and, to the Knowledge of the Selling Parties, binding upon the other parties thereto in accordance with their terms and none of the Sellers is in default under any of them nor, to the Knowledge of the Selling Parties, is any other party thereto in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

         3.23 Absence of Undisclosed Liabilities. There are no material liabilities or material obligations of any Seller, either accrued, absolute, contingent or otherwise, except:

                  (a) to the extent reflected in the April 30, 2004 balance sheet included as part of Schedule 3.5(b) and not heretofore paid or discharged;

                  (b) those incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since April 30, 2004; and

                  (c) liabilities or obligations specifically disclosed in the Schedules to this Agreement.

         3.24 Disclosure. Neither (i) this Agreement nor any Related Agreement, nor (ii) any statement made in any Schedule to this Agreement or any Related Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The Selling Parties have made available for inspection by Buyer and Atrium complete and correct copies of the minute books of each Seller. Such minute books contain the minutes of all board of director meetings of each Seller that have been held prior to the date hereof and all written consents to action executed in lieu thereof.

         3.25 Intellectual Property Rights.

                  (a) "Intellectual Property Rights" shall mean all patents and patent applications, trademarks, service marks, logos, trade names, slogans, trade dress rights (whether registered or unregistered) and applications for registration and registrations therefore; Internet domain names and 1-800 and 1-888 telephone numbers; all permits, grants, franchises and licenses to or from any Selling Party; all copyrights, including rights in advertising and promotional material (whether registered or unregistered) and applications for registration and registrations therefor; and all Confidential Information, used or developed by any Selling Party, or in which any Selling Party has an interest, used in connection with the Business, and their respective actual or potential use or application, including but not limited to those Intellectual Property Rights set forth on Schedule 3.25. Other than the Intellectual Property Rights, no other patent, trademark, service mark, trade name, copyright, confidential information or any other intellectual property right or license under any such patent, trademark, service mark, trade name, copyright, confidential information or any other intellectual or intangible property is necessary to permit the Business to be conducted as now conducted. Except as set forth on Schedule 3.25, Sellers own exclusively and/or have the exclusive and unrestricted right to use, free and clear of all Encumbrances, all Intellectual Property Rights, and all renewals therefor and claims for infringement thereof. None of the Selling Parties is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, confidential information or other intangible asset, with respect to the use of any of the Intellectual Property Rights, in connection with Sellers' ownership of their respective assets, the conduct of the Business or otherwise. None of the Selling Parties has licensed or transferred any of the Intellectual Property Rights to any third party. Except as described on Schedule 3.25, to the Knowledge of the Selling Parties, none of the Sellers is in violation or infringement of, and has not violated or infringed, any proprietary or intellectual property rights of any third party. To the Knowledge of the Selling Parties, none of the Selling Parties has received any demand, claim, notice or inquiry from any third party with respect to any of the Intellectual Property Rights which challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity of, or the rights of any Seller in, any such Intellectual Property Rights, and to the Knowledge of the Selling Parties, there is no basis for any such challenge. To the Knowledge of the Selling Parties, none of the Intellectual Property Rights is being infringed or potentially infringed.

                  (b) To the Knowledge of the Selling Parties, each Seller has the unrestricted right to use all Confidential Information required for or incident to the development, manufacture, operation, advertisement, promotion, distribution and sale of all products sold and services offered, or proposed to be sold or offered, by such Seller free and clear of all Encumbrances, including, without limitation, of any former employer of such Seller's employees.

         3.26 Insurance. Each Seller is insured under various policies of fire, liability and other forms of insurance, as set forth on Schedule 3.26 hereto, which policies are valid and enforceable in accordance with their terms. With respect to each Seller, at no time since such Seller commenced operations was there a period in which such Seller lacked insurance coverage. Each Seller shall continue to carry all such policies or similar policies until the Closing Date, and all outstanding claims under such policies are described in Schedule 3.26 hereto. There is no recorded liability for retrospective insurance premium adjustments for any period prior to the date hereof. Schedule 3.26 hereto sets forth a complete and accurate list of the following, each of which have been made available to Buyer and Atrium for their review:

                  (a) All comprehensive general liability and other policies of insurance under which each Seller is or has been insured at any time within the three (3) year period immediately preceding the date of this Agreement.

                  (b) All property and casualty policies of insurance under which each Seller is presently insured.

                  (c) All obligations of each Seller to provide insurance coverage to third parties (for example under leases or other contracts).

                  (d) The expiration date of each insurance policy under which each Seller is currently insured.

         3.27 Affiliated Transactions. Except as set forth on Schedule 3.27, since January 1, 2003 no present or former officer, director, shareholder, employee or Affiliate of any Seller and, to the Knowledge of the Selling Parties, no individual in such officer's, director's, shareholder's, employee's or Affiliate's immediate family, is or was a party to any agreement, contract, commitment or transaction with any Seller or has any interest in any property owned or used by any Seller. Except as set forth on Schedule 3.27, to the Knowledge of the Selling Parties, no employee of any Seller or any individual in such employee's immediate family is a party to any agreement, contract, commitment or transaction with any Selling Party or has any interest in any property owned or used by any Selling Party.

         3.28 Change of Control Provisions. Except as set forth on Schedule 3.28, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the Contemplated Transactions will trigger
(i) any obligation of any Seller to any third party, including without limitation, the obligation to make payment to any third party pursuant to any contract or agreement to which any Seller is a party or by which it or its assets are bound, or (ii) any termination or other rights under any of the Assumed Agreements.

         3.29 Brokerage Fees. Except as set forth on Schedule 3.29, no brokerage commissions, finders' fees or similar compensation will be payable to any party in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of any of the Selling Parties.

         3.30 Customers and Suppliers. Except as set forth on Schedule 3.30, since January 1, 2003, each Seller has maintained and has had good relationships with its top ten (10) customers and its top ten (10) suppliers of raw materials, and none of the Selling Parties is aware of any facts that would lead to a reasonable expectation of a material deterioration in any such relationship. To the Knowledge of the Selling Parties, none of the Sellers is in breach of any representation, warranty, covenant, obligation or other provision of any outstanding agreement with any such customer or supplier, except for breaches which would not, individually or in the aggregate, result in an economic cost of $25,000 or more. Schedule 3.30 sets forth a list of the top ten (10) customers and top ten (10) suppliers of raw materials of each Seller.

         3.31 Solvency. Each of the Sellers is and, after giving effect to the consummation of the Contemplated Transactions, will be solvent. For purposes of this Section 3.31, "solvent" means that the sum of the value of the Person's assets, at both fair value or fair saleable value, exceeds its indebtedness and other probable liabilities (including contingent liabilities); "fair value" means the value which would be realized in an exchange or series of exchanges between a willing buyer and a willing seller, within a commercially reasonable period of time, neither being under compulsion, each having reasonable knowledge of all relevant facts; and "fair saleable value" means the value which would be realized from an interested purchaser aware of all relevant information relating to the assets or group of assets being sold and who is willing to purchase under ordinary selling conditions in an existing and not theoretical market if the assets or group of assets are disposed of within a period of six
(6) months to one (1) year. In consummating the Contemplated Transactions, neither of the Sellers intends to make any transfer or incur any obligations with the intent to disturb, delay, hinder or defraud either present or future creditors. Upon the consummation of the Contemplated Transactions, each of the Sellers will have sufficient capital with which to conduct its present or proposed affairs, and neither of the Sellers will engage in any business or transaction for which it has unreasonably small capital.

         ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND ATRIUM

         Each of Buyer and Atrium, jointly and severally, represents and warrants to the Selling Parties as follows:

         4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Atrium is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Due Authorization; Binding Obligation.

                  (a) Each of Buyer and Atrium has all requisite corporate power and authority to enter into and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and has duly authorized the execution, delivery and performance of this Agreement and the Related Agreements by all necessary corporate action.

                  (b) This Agreement and the Related Agreements have been duly and validly authorized, executed and delivered by each of Buyer and Atrium and constitute Buyer's and Atrium's legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability is limited by (i) principles of equity that may restrict the availability of specific performance and other equitable remedies (whether such enforceability is considered in a proceeding in equity or at law) and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws applicable to creditors' rights generally.

         4.3 Governmental Approvals. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Atrium, and consummation of the Contemplated Transactions, are not subject to the jurisdiction, approval, notification of or consent of any governmental, regulatory or administrative agency.

         4.4 Approvals and Notices Required; Conflict with Other Instruments. Except as described on Schedule 4.4, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Atrium and the consummation of the Contemplated Transactions will not violate (with or without the giving of notice or the lapse of time or both) or require any consent or approval, filing or notice under and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer or Atrium under, Buyer's or Atrium's certificate of incorporation or bylaws or under any indenture, mortgage, deed of trust, lease, license agreement, contract, instrument or other agreement, or any law, order, judgment or decree to which Buyer or Atrium is a party or by which Buyer or Atrium is bound.

         4.5 Brokerage Fees. No brokerage commissions, finders' fees or similar compensation arrangements will be payable to any party in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or Atrium.

         4.6 Litigation. There are no actions, suits or proceedings pending, or to the Knowledge of the Buyer, threatened by any Person or governmental authority challenging the legality, validity or propriety of the Contemplated Transactions.

            ARTICLE 5. CONDITIONS TO BUYER'S AND ATRIUM'S PERFORMANCE

         The obligations of Buyer and Atrium under this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         5.1 Compliance by the Selling Parties. Each of the Selling Parties shall have complied with and performed all of its respective agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by it on or prior to the Closing Date.

         5.2 Representations and Warranties of the Selling Parties. The representations and warranties of the Selling Parties contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for those representations and warranties that specifically refer to some other date.

         5.3 Certificate of Sellers. The Chief Executive Officer or other duly authorized officer of each Seller shall have delivered to Buyer and Atrium a certificate, dated as of the Closing Date, stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled by such Seller.

         5.4 Consents, Permits, and Waivers. Except as set forth in Section 5.5 hereof, the Selling Parties shall have obtained all of the consents, permits and waivers set forth on Schedule 5.4 in form and substance reasonably satisfactory to Buyer and Atrium.

         5.5 Required Builder Contract Consents. Sellers shall have obtained consents necessary to assign to Buyer (or shall have modified or arranged for the replacement of such Builder Contracts so as to place Buyer in the same economic position as if such Builder Contracts were assigned) either (i) Builder Contracts with a remaining value equal to or greater than seventy-five percent (75%) of the total remaining value of all Builder Contracts or (ii) all Builder Contracts with Sellers' twenty (20) largest customers by dollar volume of sales in the nine (9) months immediately preceding the Closing Date ((i) and (ii) are referred to herein as the "Minimum Required Contract Consents").

         5.6 Buyer's Consents. Buyer and/or Atrium shall have obtained all of the consents and waivers set forth on Schedule 4.4.

         5.7 Delivery of Documents. The Selling Parties shall have delivered (or, in the case of Section 5.6(a), made available) to Buyer and Atrium each of the following:

                  (a) all minute books, ledgers and registers relating to the organization, ownership and maintenance of each Seller;

                  (b) a certificate of the Secretary of each Seller relating to the incumbency and corporate proceedings in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions, and the absence of changes in such Seller's articles of incorporation and bylaws, together with copies of the resolutions duly adopted by the such Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions;

                  (c) (i) a copy of the bylaws of each Seller, certified by the Secretary of such Seller as of the Closing Date, and all amendments thereto,
(ii) with respect to each Seller, a copy of the Articles of Incorporation of such Seller, and all amendments thereto, certified by the Florida Secretary of State as of a date not more than ten (10) days prior to the date hereof; (iii) with respect to each Seller, a Certificate of Existence or Good Standing from the Secretary of State of the State of Florida, as of a date not more than ten
(10) days prior to the Closing Date, evidencing such Seller's existence or good standing in such jurisdiction, and (iv) Certificates of Existence or Good Standing from the Secretary of State of each state wherein any Seller is duly qualified to conduct business, as of a date not more than ten (10) days prior to the Closing Date, evidencing such Seller's existence or good standing in such jurisdictions.

         5.8 Assignment and Assumption Agreement. Each of the Sellers shall have executed and delivered to Buyer the Assignment and Assumption Agreement.

         5.9 Bill of Sale. Each of the Sellers shall have executed and delivered to Buyer the Bill of Sale.

         5.10 Escrow Agreement. The Selling Parties and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         5.11 Opinion of Counsel. The Selling Parties shall have delivered to Buyer and Atrium an opinion of their counsel, Akerman Senterfitt, dated the Closing Date, in the form of Exhibit D hereto.

         5.12 Warrants. Each of Craig Russey, Don Bronchick and Tim Robinson shall have executed and delivered a warrant substantially in the form of Exhibit E hereto (the "Warrants") and the parties thereto shall be prepared to consummate the transactions contemplated thereby simultaneously with the Closing hereunder.

         5.13 Buy/Sell Agreements. Each of Craig Russey, Don Bronchick and Tim Robinson shall have executed and delivered a buy/sell agreement substantially in the form of Exhibit F hereto (the "Buy/Sell Agreements").

         5.14 FIRPTA Certificate. Each of the Sellers shall have executed and delivered a certificate, substantially in the form of Exhibit G hereto, containing the information, under penalties of perjury, set forth in Treasury Regulation Section 1.1445-2(b)(2).

         5.15 Employment Agreement. Craig Russey shall have executed an employment agreement substantially in the form of Exhibit H hereto (the "Employment Agreement").

         5.16 Intellectual Property Assignment. Robico shall have executed and delivered to Buyer a Patent Assignment substantially in the form of Exhibit I hereto (the "Intellectual Property Assignment").

         5.17 Nondisturbance Agreement. The Selling Parties shall have obtained and delivered to Buyer an agreement, substantially in the form of Exhibit J hereto, from any holder of any mortgage or deed of trust placed upon any of the Leased Real Estate, or any part thereof, that the possession, use or enjoyment of said Leased Real Estate by Buyer shall not be disturbed by such holder, its designee or nominee, or a purchaser at foreclosure, or any of their successors or assigns, provided that Buyer is not in default of any lease thereon.

         5.18 No Litigation or Governmental Proceeding. No action or proceeding shall have been instituted before any court or governmental body or by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of the Contemplated Transactions. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement, the Related Agreements or the Contemplated Transactions, or to commence any investigation into the consummation of the Contemplated Transactions, or (ii) the actual commencement of such an investigation.

         5.19 No Material Adverse Effect. No event shall have occurred since December 31, 2003 which has or can reasonably be expected to have a Material Adverse Effect.

         5.20 Satisfaction of Obligations and Release of Encumbrances. The Selling Parties shall have satisfied in full (i) all of Sellers' indebtedness and guarantees of indebtedness for money borrowed outstanding and all prepayment penalties, accrued interest and other obligations relating thereto, including, without limitation, all notes payable to stockholders, and (ii) all of Sellers' capitalized lease obligations and all prepayment penalties, accrued interest and other obligations relating thereto, if any. Buyer and Atrium shall have received payoff letters with respect to, and satisfactory evidence of the satisfaction of each of the liabilities and obligations set forth in Schedule 5.20 and of the release of all Encumbrances on the Purchased Assets, if any.

         5.21 Accrued Compensation. Sellers shall have made all bonus or other extraordinary payments to its employees accrued as of 12:01 a.m. on the Closing Date in respect of compensation or otherwise. Buyer and Atrium shall have received acknowledgments of satisfaction and discharge of all such payments. Without limiting the generality of the foregoing, at the Closing, Sellers shall pay two-thirds of the accrued liabilities related to Sellers' "Pay-for-Performance" incentive plan for the months of April, May and June 2004. If the amount that Sellers pay pursuant to the previous sentence results in Sellers paying more than two-thirds of the total amount that is actually paid to the Business's employees (whether or not Transferee Employees) by Sellers and Buyer in connection with the "Pay-for-Performance" incentive plan for April, May and June 2004, then Buyer shall reimburse Sellers the difference by no later than August 1, 2004.

         5.22 Termination of Employment Agreement. Buyer shall have received satisfactory evidence that the Employment Agreement, dated as of April 14, 2003, by and between Robico and Criag A. Russey, as such agreement may have been amended, modified or extended, shall have been terminated and Criag A. Russey shall have acknowledged that no further obligation is owed to him thereunder.

         5.23 Executive Incentive Compensation Agreement. Each of Craig Russey, Don Bronchick and Tim Robinson (collectively, the "Robico Management") shall have delivered to Buyer and Atrium an acknowledgement and agreement that neither Buyer nor Atrium nor any of their respective Affiliates have any liabilities or obligations arising under or related to that certain Executive Incentive Compensation Agreement, dated as of April 24, 2003, by and among Robico and each member of the Robico Management.

         5.24 Tax Due Diligence. PricewaterhouseCoopers shall have completed its tax due diligence of Sellers and such due diligence conducted between the date of this Agreement and the Closing Date shall have not resulted in any finding that would cause Buyer or Atrium to amend or alter Sellers' past practice with respect to any tax treatment in a manner that would have a Material Adverse Effect.

         5.25 Waiver by Buyer and Atrium. Buyer and Atrium may at their option waive in writing the performance of any of the Selling Parties' covenants or any of the conditions contained in this Article 5.

              ARTICLE 6. CONDITIONS TO SELLING PARTIES' PERFORMANCE

         The obligations of the Selling Parties under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

         6.1 Compliance by Buyer and Atrium. Each of Buyer and Atrium shall have complied with and performed all its agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by it on or prior to the Closing Date, including delivery of the Purchase Price pursuant to Section 2.2 hereof.

         6.2 Buyer's and Atrium's Representations and Warranties. The representations and warranties of Buyer and Atrium contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for those representations and warranties that specifically refer to some other date.

         6.3 Certificate of Buyer. Buyer's and Atrium's Chief Executive Officer shall have delivered to Sellers a certificate, dated as of the Closing Date, stating that the conditions specified in Sections 6.1 and 6.2 have been fulfilled by Buyer and Atrium.

         6.4 No Litigation or Governmental Proceeding. No action or proceeding shall have been instituted before any court or governmental body or by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of the Contemplated Transactions. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement, the Related Agreements or the Contemplated Transactions, or to commence any investigation into the consummation of the Contemplated Transactions, or (ii) the actual commencement of such an investigation.

         6.5 Assignment and Assumption Agreement. Buyer shall have executed and delivered to Sellers the Assignment and Assumption Agreement.

         6.6 Escrow Agreement. Buyer, Atrium and the Escrow Agent shall have executed and delivered the Escrow Agreement.

         6.7 Warrants. Parent shall have executed and delivered the Warrants and Parent shall be prepared to consummate the transactions contemplated thereby simultaneously with the Closing hereunder.

         6.8 Buy/Sell Agreements. Parent shall have executed and delivered the Buy/Sell Agreements.

         6.9 Employment Agreement. Buyer shall have executed the Employment Agreement.

         6.10 Waiver. The Selling Parties may at their option waive in writing the performance of any of Buyer's and/or Atrium's covenants or any of the conditions contained in this Article 6.

                       ARTICLE 7. COVENANTS AND AGREEMENTS

         7.1 Conduct of the Business. Each of the Selling Parties covenants and agrees with Buyer and Atrium that, from the date hereof to the Closing, Sellers shall:

                  (a) conduct and operate the Business only in the ordinary course and in a manner consistent with prior business practices and operations;

                  (b) refrain from committing to make any capital expenditures exceeding $50,000 in the aggregate without the consent of Buyer;

                  (c) except for purchase orders or sales contracts issued or entered into in the ordinary course of business, not enter into any contracts, agreements or modifications of any contracts or agreements that involve performance of services or the delivery of goods or materials of an amount or value in excess of $50,000;

                  (d) not enter into any transaction involving the disposal of any properties or assets (other than the sale of inventory in the ordinary course of business);

                  (e) not create any Encumbrances on any of the properties or assets of any Seller;

                  (f) not enter into any transactions with any Affiliates;

                  (g) preserve intact the business organization of each Seller, use commercially reasonable efforts to keep available the service of its present employees, and use commercially reasonable efforts to preserve existing relationships with its customers, suppliers and distributors;

                  (h) use commercially reasonable efforts to maintain all of the Fixed Assets in a state of good repair and in good working order;

                  (i) maintain the Permits and the Safety and Environmental Permits in good standing and in full force and effect;

                  (j) maintain the Books and Records in a manner consistent with past practices;

                  (k) not make any changes in any Seller's accounting procedures and practices or its credit criteria from those in existence at December 31, 2003;

                  (l) not sell or transfer any of the Purchased Assets (other than Inventory in the ordinary course of business);

                  (m) except in the ordinary course of business, not modify any of the terms or conditions of the Assumed Agreements, provided notice of each such change is given to Buyer and Atrium at the time such change is made;

                  (n) not enter into any employment contract;

                  (o) promptly advise Buyer and Atrium in writing of any (i) organized labor activity or (ii) employee activities that could reasonably be expected to result in litigation.

                  (p) not (i) make any loans or advances to, or assume, or guarantee or otherwise become liable for any indebtedness of another Person or
(ii) except in the ordinary course of business, incur any indebtedness;

                  (q) comply in all material respects with all laws applicable to any Seller and to the conduct of the Business;

                  (r) not (i) change any practice with respect to Taxes, (ii) make, change or revoke any Tax election or (iii) compromise or settle any Tax liability;

                  (s) not adopt, terminate or amend (except as required by applicable law) any Plan; and

                  (t) not accelerate the collection of accounts receivable, defer the payment of accounts payable or otherwise manipulate net working capital, or fail to purchase or replace Inventory consistent with past practice.

         7.2 Future Litigation. The Selling Parties shall promptly advise Buyer and Atrium in writing of the commencement or threat against any Seller or, if in connection with the Business or the Purchased Assets, any other Selling Party, of (i) any claim, litigation or proceeding, and (ii) any Tax audit.

         7.3 Expenses. Subject to Section 8.2 hereof, each of the parties hereto will bear its or his own expenses in connection with this Agreement and the Contemplated Transactions (including, without limitation, attorneys' fees, accounting fees and investment banking fees).

         7.4 Tax Matters and Post-Closing Cooperation.

                  (a) The Selling Parties shall prepare and timely file or cause to be prepared and timely filed in a manner consistent with past practice, all Tax Returns that are required to be filed by or with respect to any Seller and/or the Business on or before the Closing Date. Each of the Selling Parties, as appropriate, shall pay or cause to be paid all Taxes shown as due, or required to be shown as due, on such Tax Returns.

                  (b) Notwithstanding anything in this Agreement to the contrary, the Selling Parties agree to pay and discharge, promptly and diligently, when due, all transfer, sales, bulk sales, use, value-added, stamp duties or other like transfer taxes or recording fees, if any, payable as a result of the Contemplated Transactions.

                  (c) Any ad valorem, use, real and personal property, intangible and other similar Taxes, installments or special assessments, utility, water or similar payments arising from, or relating to, the Purchased Assets, which become due and payable on or after the Closing Date and relate to periods beginning before and ending after the Closing Date, shall be prorated and adjusted between Buyer and Sellers as of the Closing Date on a per diem basis and the Selling Parties shall be responsible for the portion of such amounts allocable to the period (or portion thereof) ending on or prior to the Closing Date.

                  (d) The parties agree that for Tax purposes the Contemplated Transactions shall be reported as a sale of assets and the existence of each Seller as an entity shall survive the Closing. The Selling Parties shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with past practice, all Tax Returns that are required to be filed with respect to liabilities for Taxes of each Seller arising in the ordinary course of business of such Seller up through and including the Closing Date, or from the sale of the Purchased Assets to Buyer.

                  (e) The Selling Parties shall satisfy and have discharged any Tax liens on the Purchased Assets prior to the Closing Date.

         7.5 Selling Parties' Obligations and Liabilities. The Selling Parties shall, when due and payable, pay and discharge, and the Selling Parties shall perform, any liabilities and obligations based upon, arising out of or relating to the Business or the Purchased Assets, other than the Assumed Liabilities.

         7.6 Warranties. As of the Closing, the Selling Parties shall be deemed to have assigned to Buyer, without recourse, all of their right, title and interest in and to such warranties (express or implied) as are assignable and continue in effect with respect to any of the Purchased Assets and to have nominated Buyer as its true and lawful attorney to enforce such warranties against any manufacturers or vendors, and the Selling Parties shall execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

         7.7 Corporate Examinations and Investigations. Prior to the Closing Date, Buyer shall be entitled, through its employees, potential investors, advisors, consultants, representatives, contractors, counsel and independent accountants, on reasonable notice, to make such investigation of the assets, properties, business and operations of Sellers and such examination of the books, records and financial condition of Sellers as Buyer reasonably shall deem necessary or desirable, provided that any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and in a manner so as not to interfere with the normal business operations of Sellers. Sellers shall make available to such persons during such period all such information and copies of all such documents concerning the affairs of Sellers as such persons may reasonably request, shall permit such persons access to the properties of Sellers and all parts thereof, and shall cause Sellers' officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such persons in connection with their review and examination.

         7.8 Exclusive Dealing. During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Article 8, none of the Selling Parties shall, nor shall any of their respective Affiliates, stockholders, agents, attorneys, representatives, directors, employees and advisors, directly or indirectly, entertain, solicit, respond to, discuss or enter into negotiations with respect to any other offers from prospective buyers of all or any portion of the Business or the Purchased Assets (either by merger, consolidation or otherwise) and shall suspend any discussions with or dissemination of information to any prospective buyers. If any of the Selling Parties, or any of their respective Affiliates, stockholders, agents, attorneys, representatives, directors, employees or advisors receive any offers or communications from any new or existing offerors, they will remain silent or advise the offeror that they are not in a position to negotiate or accept any offers at that time.

         7.9 Purchase Orders and Inquiries. All customer purchase orders and inquiries received by any Selling Party after the Closing with respect to the Business will be referred to Buyer.

         7.10 Collection of Receivables. Following the Closing Date, all cash, checks or other proceeds received by any Selling Party or any of its banks or other financial institutions in payment of Accounts Receivable shall be paid to Buyer within five (5) business days after receipt by such Selling Party, which payments shall be accompanied by a statement identifying the payee, the amount of the payment and the related invoice number. The Selling Parties agree to endorse and Buyer shall have the right to endorse the name of any Seller on any such checks or proceeds (whether received directly by Buyer or received from the Selling Parties or their bank) and shall deposit such checks and other proceeds in bank accounts maintained in Buyer's name. From and after the Closing Date, each of the Selling Parties shall cooperate with, and provide reasonable assistance to Buyer in collecting such accounts.

         7.11 Insurance Matters. Promptly after the Closing, the Selling Parties shall cause all of Sellers' existing insurance polices listed on Schedule 3.26 to be endorsed with Buyer and Atrium as additional insureds.

         7.12 Employee Matters.

                  (a) Contingent on the consummation of the Contemplated Transactions, effective as of the Closing Date, (i) Sellers shall terminate the employment of all employees of the Business and (ii) Buyer shall offer employment to substantially all employees of the Business on substantially similar terms and conditions of employment as those previously provided by Sellers. Buyer agrees to offer employment to a sufficient number of Sellers' employees so as not to trigger the provisions of, or require any filing or notification under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). No later than ten (10) business days prior to the Closing, Sellers shall deliver written notice (in form and substance reasonably acceptable to Buyer) to all employees of the Business advising them of the foregoing and that any such employee's future employment with Buyer shall be conditioned upon such employee executing and delivering to Buyer a new form W-4 and form I-9 and any other documents reasonably required by Buyer. All such employees offered and accepting employment with Buyer shall be referred to herein as "Transferee Employees."

                  (b) The Selling Parties shall be solely responsible for any obligations for continuation coverage under Section 4980B of the Tax Code and part 6 of Subtitle B of Title I of ERISA with respect to all employees of the Business and their eligible dependents who become M&A qualified beneficiaries (as defined by Treasury Regulation Section 54.4980B-9, Q&A-4).

                  (c) Although Buyer currently intends to, and knows of no reason that it would not, for the indefinite future, continue the employment of essentially all Transferee Employees, the Transferee Employees will be employed by Buyer "at will" and Buyer reserves the right at any time and for any reason to terminate any Transferee Employee. Buyer shall have the right to determine, in its sole discretion, the compensation and benefits policies applicable to the Transferee Employees after Closing; provided, however, that under any welfare, pension or profit sharing plans adopted by Buyer (but not for the actual accrual of benefits), (i) service with Sellers and their affiliates prior to the Closing shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits, including vacation rights, (ii) any amounts previously expended by Transferee Employees for purposes of satisfying deductibles under any medical or dental plans of Sellers for the applicable current plan year shall be credited for purposes of satisfying any deductibles under Buyer's plans, and (iii) no preexisting condition limitations (that would not have been applicable under Sellers' health benefit plans) shall be imposed on Transferee Employees upon admittance into any health benefits plan maintained by Buyer.

                  (d) As of the Closing, Sellers shall pay to the Transferee Employees any and all outstanding liabilities and obligations relating to or arising out of their employment or termination of employment, including any payments and benefits due such Transferee Employees pursuant to accrued wages, salary, bonus, commission, vacation pay, severance pay, and all other forms of compensation and benefits. From and after the Closing, Sellers shall assume or retain, as the case may be, and be solely responsible for, all liabilities and obligations arising under, resulting from or relating to the Sellers' Plans or Sellers' employment of or termination of its employees, whether incurred before, on or after the Closing.

                  (e) At the Closing, the Selling Parties shall disclose to Buyer any "employment loss," as such term is defined in the WARN Act, incurred by Sellers during the period beginning on the date of this Agreement and ending on the Closing Date (along with certification that all such employment losses and other terminations of employment have not triggered liability of Sellers or their Affiliates for any worker protection benefits under the WARN Act or any similar state or local law).

         7.13 Required Consents. After the Closing, Sellers shall use their best efforts to obtain all consents necessary for the assignment to Buyer of the remaining Builder Contracts (not included as part of the Minimum Required Contract Consents). Buyer and Atrium agree to use their commercially reasonable efforts to assist Sellers in securing all necessary third party consents for the assignment of the remaining Builder Contracts and all other Assumed Agreements, including providing these third parties with the information, and access to such of Buyer's and/or Atrium's officers and employees, as may be reasonably required by such third parties in connection with the delivery of such consents.

         7.14 Corporate Name Changes. On the Closing Date, Sellers shall modify the formal corporate or trade names, as the case may be, of Robico in all jurisdictions where those names are registered and shall make the name Robico Shutters available for

Buyer's immediate use. On the Termination Date (as such term is defined in that certain letter agreement, dated as of the date of this Agreement, by and among Expert, Buyer and Atrium), Sellers shall modify the formal corporate or trade names, as the case may be, of Expert in all jurisdictions where those names are registered and shall make the name Expert Installation Service available for Buyer's use immediately after the Termination Date. Buyer shall use its commercially reasonable efforts not to use the names Robico and/or Expert in a manner that would be reasonably likely to cause third parties to believe that Buyer or its Affiliates are controlled by any of the Owners.

                             ARTICLE 8. TERMINATION

         8.1 Termination. This Agreement may be terminated at any time by written notice given prior to or at the Closing:

                  (a) by either Buyer and Atrium, on the one hand, or the Selling Parties, on the other hand (the "Non-Breaching Party"), if there is a material violation or material breach by the other (the "Breaching Party") of any covenant, representation, warranty or obligation contained in this Agreement and such violation or breach has not been waived by the Non-Breaching Party or cured by the Breaching Party within ten (10) days after written notice thereof from the Non-Breaching Party;

                  (b) by either Buyer and Atrium, on the one hand, or the Selling Parties, on the other hand, if the Contemplated Transactions have not been consummated (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) by the Transaction Deadline Date, or such later date as the parties may agree in writing; provided that none of the parties shall be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such party's knowing or willful breach of this Agreement has prevented the consummation of the Contemplated Transactions; or

                  (c) by mutual written consent of Buyer, Atrium and the Selling Parties.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 , the provisions of this Agreement shall immediately become of no further force and effect (other than Section 7.3, this Article 8 and Sections 11.4 and 11.5, each of which shall survive the termination of this Agreement) without any party being liable to any other party; provided, however, that in the event that this Agreement is terminated pursuant to Section 8.1(a) hereof and the violation or breach of this Agreement was willful or intentional, the Non-Breaching Party shall be entitled to receive from the Breaching Party an amount equal to all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) incurred by the Non-Breaching Party and its representatives and Affiliates in connection with this Agreement and the Contemplated Transactions, and may seek damages from the Breaching Party and/or equitable relief.

                           ARTICLE 9. INDEMNIFICATION

         9.1 Selling Parties' Agreement to Indemnify. Subject to the terms and conditions of this Article 9, each of the Selling Parties, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer and Atrium and their officers, directors, employees, stockholders, insurers, representatives, agents, successors and assigns from and against all losses, damages, demands, claims, assessments, actions, Taxes, penalties, interest, reasonable attorneys' and accountants' fees, settlement costs and other costs and expenses, less any insurance proceeds actually received by the Indemnified Parties in connection therewith (collectively, "Indemnified Losses") arising out of, or incident to, any of the following:

                  (a) any breach of any representation or warranty made by any Selling Party herein or in any certificate or other instrument delivered pursuant hereto;

                  (b) any breach or failure by any Selling Party to perform or fulfill any of its covenants or agreements set forth herein (including, without limitation, failure by such Selling Party to pay, discharge or perform any of its obligations and liabilities that constitute Excluded Liabilities);

                  (c) any liabilities or obligations resulting from any Selling Party's failure to comply with the provisions of any state's laws with respect to bulk transfers, or acts of similar nature, as such laws may be applicable to the Purchased Assets;

                  (d) any Tax liability of or attributable to any of the Selling Parties with respect to any Tax period;

                  (e) any Excluded Liability; or

                  (f) any and all claims, actions, suits, proceedings, investigations, demands, assessments and judgments incident to any of the foregoing.

         9.2 Buyer's and Atrium's Agreement to Indemnify. Subject to the terms and conditions of this Article 9, each of Buyer and Atrium, jointly and severally, hereby agrees to indemnify, defend and hold harmless the Selling Parties and their officers, directors, employees, stockholders, insurers, representatives, agents, successors and assigns from and against all Indemnified Losses arising out of, or incident to, any of the following:

                  (a) any breach of any representation or warranty made by Buyer or Atrium herein or in any certificate or other instrument delivered pursuant hereto;

                  (b) any failure by Buyer or Atrium to perform or fulfill any of its covenants or agreements set forth herein (including, without limitation, Buyer's failure to pay, discharge or perform any of the Assumed Liabilities);

                  (c) any Assumed Liability;

                  (d) any liability arising out of Buyer's use of the Robico and Expert trade names after the Closing Date; or

                  (e) any and all claims, actions, suits, proceedings, investigations, demands, assessments and judgments incident to any of the foregoing.

         9.3 Limitations on Indemnification. The indemnification provided for in this Article 9 shall be subject to the following limitations:

                  (a) Deductible. The Selling Parties shall have no liability under any provision of Section 9.1 unless and until the aggregate amount of all Indemnified Losses of Buyer and Atrium for which the Selling Parties would, but for this Section 9.3(a), be liable exceeds $75,000 (the "Deductible"); provided, however, that once such aggregate Indemnified Losses exceed the Deductible, the Selling Parties shall be liable for the entire amount of all Indemnified Losses, including the first $75,000. In no event shall the Deductible apply to any Indemnified Loss arising out of (i) any breach of a representation or warranty made in Section 3.2 or 3.7, (ii) any Excluded Liabilities, (iii) liabilities for Taxes as described in Section 9.1(d), or (iv) any Selling Party's fraud, bad faith or willful misconduct.

                  (b) Indemnity Cap. Notwithstanding anything contained in this
Article 9, the aggregate liability of the Selling Parties under Section 9.1 shall not exceed the Purchase Price (the "Indemnity Cap"). In no event shall the Indemnity Cap apply to any Indemnified Loss arising out of (i) any breach of a representation or warranty made in Section 3.2 or 3.7, (ii) any Excluded Liabilities, (iii) liabilities for Taxes as described in Section 9.1(d), or (iv) any Selling Party's fraud, bad faith or willful misconduct.

         9.4 Notice of Claims. All claims for indemnification hereunder shall be resolved in accordance with the following procedures:

                  (a) If Buyer or Atrium, on the one hand, or any Selling Party, on the other hand, has incurred or reasonably believes that it may incur any Indemnified Loss (the "Indemnified Party"), it shall deliver promptly written notice to the other (the "Indemnifying Party") setting forth in reasonable detail the nature and amount of the Indemnified Loss or potential Indemnified Loss, if possible, and further referencing the Sections of this Agreement upon which the claim for indemnification for such Indemnified Loss is based (a "Claim Notice"). If an Indemnified Party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the Indemnifying Party prompt written notice of such claim, so that the Indemnifying Party's defense of such claim under Section 9.4 hereof may be timely instituted. The failure by an Indemnified Party to provide such written notice shall not constitute a waiver of the Indemnified Party's right to indemnity unless such failure has resulted in the loss of substantive rights with respect to the Indemnifying Party's ability to defend such claim, and then only to the extent of such loss.

                  (b) If, after receiving a Claim Notice for an Indemnified Loss, the Indemnifying Party desires to dispute such claim or the amount claimed in the Claim

Notice, it shall deliver to the Indemnified Party a written objection to such claim or payment setting forth the basis for disputing such claim or payment. Such notice shall be delivered within thirty (30) days after the date the Claim Notice to which it relates is received by the Indemnifying Party. If no such notice is received within the aforementioned 30-day period, the Indemnified Party shall be entitled to payment for such Indemnified Loss from the Indemnifying Party within fifteen (15) days after the end of such 30-day objection period. If the parties are unable to resolve the disputed claim within 60 days after delivery of notice of the dispute, such dispute shall be resolved exclusively by binding arbitration pursuant to Section 11.4 hereof.

         9.5 Defense of Third-Party Claims. The Indemnifying Party under this
Article 9 shall have the right to conduct and control through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, any third-party claim, action or suit; provided that the Indemnifying Party diligently contests and defends such claim. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim, action or suit. The Indemnified Party shall be entitled at any time, at its own cost and expense (except that such cost and expense shall be paid by the Indemnifying Party if the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent the interests of any Indemnified Party), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. Except with the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, no Indemnifying Party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

         9.6 Failure to Defend. In the event that the Indemnifying Party does not elect or otherwise fails to defend against any third-party claim, the Indemnified Party may defend against such claim in such manner as it may in its good faith discretion deem appropriate and, to the extent and subject to the limitations provided in this Article 9, the Indemnifying Party shall be liable for any legal expenses reasonably incurred in connection with such defense; provided, however, that the Indemnified Party shall not, without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or consent to the entry of judgment with respect to such third-party claim.

         9.7 Cooperation. In the event of any claim by a third party, the parties hereto agree that they will cooperate fully with each other in connection with the defense or settlement of such matter.

         9.8 Survival of Representations and Warranties. Each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained herein or in any certificate delivered with respect to any of the foregoing. Each of the covenants and agreements shall survive the Closing indefinitely and the representations and warranties shall survive the execution of this Agreement and the Closing and shall remain in full force and effect for a period of two (2) years following the Closing Date; provided, however, that such limitation on survival shall not apply to (i) any representation or warranty if a Claim Notice with respect thereto is delivered as provided in this Article 9 hereof prior to expiration of such period, or (ii) any representation or warranty made in
Section 3.2, 3.7 or 3.12, or any claim based upon any Selling Party's fraud, bad faith or willful misconduct in connection with this Agreement or the Related Agreements, which shall, in each case set forth in clause (ii) of this Section 9.7, survive until 90 days after the expiration of the applicable statute of limitations.

         9.9 No Consequential Damages. The Indemnifying Party shall not be liable to the Indemnified Party for consequential, enhanced, punitive or special damages or the like unless such damages are included in a third-party claim and the Indemnified Party is liable to the third party claimant for such damages.

         9.10 Exclusive Remedy. Each of the parties hereto acknowledges and agrees that the foregoing provisions of this Article 9 shall be the exclusive remedy of the parties hereto with respect to any dispute or claim arising out of or related to the Contemplated Transactions if the Contemplated Transactions are consummated.

                 ARTICLE 10. NONCOMPETITION AND NONSOLICITATION.

         10.1 Acknowledgments. Each of the Selling Parties acknowledges that the agreements and covenants contained in this Article 10 are essential to protect the confidential information and goodwill associated with the Business being acquired by Buyer and that neither Buyer nor Atrium would enter into this Agreement but for the agreements and covenants contained in this Article 10.

         10.2 Covenant Against Competition. Each of the Selling Parties covenants and agrees that, for a period of five (5) years following the Closing Date (the "Non-Compete Period"), none of the Selling Parties shall, without the consent of Buyer and Atrium, directly or indirectly, engage in any manner in the business of making, assembling, manufacturing, marketing or distributing any products similar to such products as are manufactured or sold by the Business as of the Closing Date or any other windows, doors or screens for sale in the United States, either for its own account or in association with any other Person in any capacity, including without limitation, as a partner, shareholder, investor, member, principal, agent, lender or consultant; provided, however, that this restriction shall not prevent any Selling Party from owning securities of any entity traded on any national securities exchange or market if it or he is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 1% or more of any class of securities of such entity.

         10.3 Nonsolicitation. During the Non-Compete Period, none of the Selling Parties shall (a) directly or indirectly solicit or attempt in any manner to persuade or influence any employees of Buyer or Atrium or any of their respective Affiliates to work for any other Person or (b) directly or indirectly solicit or attempt in any manner to persuade or influence any present or future customer of Buyer or Atrium or any of their respective Affiliates to divert its purchases of any products of Buyer or Atrium or any of their respective Affiliates to any Person then in competition with Buyer or Atrium or their respective Affiliates or to cease purchasing from Buyer or Atrium or any of their respective Affiliates.

         10.4 Rights and Remedies Upon Breach. If any Selling Party breaches, or threatens to breach, any of the provisions of this Article 10, in addition to any other rights Buyer or Atrium may have, including a claim for damages, Buyer and Atrium shall have the right to have the provisions of this Article 10 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Article 10 would cause irreparable harm to Buyer and Atrium in that money damages would not provide an adequate remedy.

         10.5 Further Assurances. Each of the Selling Parties acknowledges and agrees that the restrictions contained in this Article 10 are reasonable and valid in geographical and temporal scope and in all other respects. If any provision of this Article 10 or the application hereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Article 10 and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted under applicable law.

                         ARTICLE 11. GENERAL PROVISIONS

         11.1 Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by, the parties hereto and their respective personal representatives, heirs, successors and assigns, except that none of the parties shall have the right to assign any of its or his obligations hereunder without the consent of the other party hereto. Notwithstanding the foregoing, each of Buyer and Atrium may, without the Selling Parties' consent, (i) assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Buyer and/or Atrium and (ii) pledge this Agreement and the rights and obligations hereunder to any of its lenders as security for indebtedness owing or to be owed to such lenders.

         11.2 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be changed, modified or amended, except by an instrument in writing signed by the party against whom any such change, modification or amendment is asserted.

         11.3 Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied. Notwithstanding the foregoing, the obligations to use commercially reasonable efforts shall not include the obligation to pay monies to any party or the obligation to agree to any financial arrangement that any party hereto considers to be not in its best interest.

         11.4 Binding Arbitration. Except as provided in Section 10.4 hereof, any dispute or claim between the parties arising out of or related to this Agreement or the Contemplated Transactions shall be fully and finally resolved by binding arbitration in Wilmington, Delaware in accordance with the Commercial Arbitration Rules and practices (the "Rules") of the American Arbitration Association ("AAA") from time to time in force and effect. This agreement to arbitrate shall be specifically enforceable and is the exclusive remedy for the resolution of such disputes under this Agreement. There shall be a three-arbitrator panel (the "Panel") which shall be chosen in accordance with the Rules of the AAA. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Judgment upon any award determined by the Panel shall be entered in state or federal court located in Wilmington, Delaware . The parties hereby submit to the exclusive jurisdiction of the courts so selected, to the exclusion of any other court which might have had jurisdiction apart from this Section 11.4, waive any defense of lack of in personam jurisdiction of such courts and agree that service of process in any action before such courts may be made by mailing it to the party to be served at the address provided for in
Section 11.6 hereof. The Panel shall require the non-prevailing party to pay the Panel's full fees and expenses; provided, that in the event of a compromise between the positions of the parties, such fees and expenses shall be pro rated based on the relative success of the parties in prevailing on their positions. Each party to this Agreement covenants not to institute any action or litigation in any court, or commence any other proceeding, with respect to any matter under this Agreement other than as provided for in Section 10.4 hereof.

         11.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to any jurisdiction's principles of conflict of laws.

         11.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by a nationally recognized overnight delivery service, as follows:

                      If to Buyer or Atrium:

                         Atrium Companies, Inc.
                         3890 West Northwest Highway
                         Suite 500
                         Dallas, Texas  75220
                         Attention:  Jeff L. Hull
                         Facsimile Number:  (214) 630-5058

                      With a copy to:

                         Paul, Hastings, Janofsky & Walker LLP
                         75 East 55th Street
                         New York, New York 10022
                         Attention:  Marie Censoplano, Esq.
                                     Joel M. Simon, Esq.
                         Facsimile Number:  (212) 319-4090

                      If to any Selling Party:

                         Oscar DiVeroli
                         3055 NE 208 Terrace
                         Aventura, Florida 33180

                      With a copy to:

                         Akerman Senterfitt
                         One Southeast Third Avenue
                         Miami, Florida 33131
                         Attention:  Bradley D. Houser, Esq.
                         Facsimile Number:  (305) 374-5095

or to such other address as any pay shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on the date of delivery.

         11.7 Press Releases and Communications. No press release or public announcement related to this Agreement, the Related Agreements or the Contemplated Transactions or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of Sellers shall be issued or made by any of parties hereto or any of their respective officers, directors, employees, advisors, agents or representatives, without the prior written consent of the other parties. If any party is required by law (based on the advice of counsel) to make an announcement, the other parties shall have the right to review such press release or announcement prior to publication. Following consummation of the Contemplated Transactions, Atrium shall have the right to issue a press release announcing the consummation of the Contemplated Transactions.

         11.8 No Third Party Beneficiaries. Except as expressly stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective personal representatives, heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement or any of the Related Agreements.

         11.9 Construction and Interpretation. This Agreement has been negotiated by the undersigned and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement, or any provision of this Agreement, against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

         11.10 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Throughout this Agreement, the masculine gender shall be deemed to include the feminine and the neuter, the singular the plural, and the plural the singular, all as the context may require.

         11.11 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         11.12 Joint and Several Liability of Selling Parties. Each of the Selling Parties acknowledges and agrees that each shall be jointly and severally liable to Buyer and Atrium for any and all obligations of any of the Selling Parties under this Agreement or any Related Agreement (other than the Subscription Agreements, the Buy/Sell Agreements and the Employment Agreement) or arising in connection herewith or therewith.

         11.13 Joint and Several Liability of Buyer and Atrium. Each of Buyer and Atrium acknowledge and agree that each shall be jointly and severally liable to the Selling Parties for any and all obligations of any of Buyer and Atrium under this Agreement or any Related Agreement or arising in connection herewith or therewith.

         11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                                  EXECUTION COPY


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

                                       ROBICO SHUTTERS, INC.


                                       By:
                                           -----------------------------------
                                       Name:  Oscar DiVeroli
                                       Title:  Chief Executive Officer


                                       EXPERT INSTALLATION SERVICE, INC.


                                       By:
                                           -----------------------------------
                                       Name:  Oscar DiVeroli
                                       Title:  Chief Executive Officer


                                       ---------------------------------------
                                       OSCAR DIVEROLI


                                       ---------------------------------------
                                       BONNIE DIVEROLI


                                       WING INDUSTRIES, INC.


                                       By:
                                           -----------------------------------
                                           Jeff L. Hull
                                           Chairman, President and Chief
                                           Executive Officer


                                       ATRIUM COMPANIES, INC.


                                       By:
                                           -----------------------------------
                                           Jeff L. Hull
                                           Chairman, President and Chief
                                           Executive Officer



                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

                                                                  EXECUTION COPY

                                   SCHEDULES


Schedule 1.5               Assumed Agreements
Schedule 1.10              Builder Contracts
Schedule 1.31              Excluded Assets
Schedule 1.35              Fixed Assets
Schedule 2.2(c)            Stock Recipients
Schedule 2.6               Purchase Price Allocation
Schedule 3.1               Jurisdictions
Schedule 3.4               Approvals and Notices Required of Seller
Schedule 3.5(a)            Audited Financial Statements
Schedule 3.5(b)            Unaudited Financial Statements
Schedule 3.5(f)            Indebtedness
Schedule 3.6               Adverse Changes
Schedule 3.7               Title Exceptions
Schedule 3.11              Leased Real Estate
Schedule 3.12              Taxes
Schedule 3.13              Employment Agreements
Schedule 3.14              Employment Matters
Schedule 3.15              Employee Benefit Plans
Schedule 3.16              Non-Competition Agreements
Schedule 3.17              Licenses and Permits
Schedule 3.18              Legal Proceedings
Schedule 3.20              Compliance Exceptions
Schedule 3.21              Environmental Matters
Schedule 3.25              Intellectual Property Rights
Schedule 3.26              Insurance
Schedule 3.27              Affiliated Transactions
Schedule 3.28              Change of Control Provisions
Schedule 3.29              Brokerage Fees
Schedule 3.30              Customers, Suppliers and Distributors
Schedule 4.4               Approvals and Notices Required of Buyer
Schedule 5.4               Closing Condition Consents
Schedule 5.20              Releases and Payoffs

                                                                  EXUCUTION COPY


                                    EXHIBITS


Exhibit A                  Assignment and Assumption Agreement

Exhibit B                  Bill of Sale

Exhibit C                  Escrow Agreement

Exhibit D                  Opinion of Selling Parties' Counsel

Exhibit E                  Subscription Agreement

Exhibit F                  Buy/Sell Agreement

Exhibit G                  FIRPTA Certificate

Exhibit H                  Employment Agreement

Exhibit I                  Intellectual Property Assignment

Exhibit J                  Nondisturbance Agreement